Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
SeaBright Insurance Holdings, Inc.:
     We consent to the incorporation by reference in the registration statement (No. 333-142338, 333-152412, 333-158817, 333-123319 and 333-134613) on Form S-8 of SeaBright Insurance Holdings, Inc. of our reports dated March 16, 2010, with respect to the consolidated balance sheets of SeaBright Insurance Holdings, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of SeaBright Insurance Holdings, Inc.

/s/ KPMG LLP

Seattle, Washington
March 16, 2010